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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-2 of our report dated March 8, 1996 relating to the financial statements of New West Eyeworks, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 30, 1995 listed under
Item 14(a) of New West Eyeworks, Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995 when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these Financial Statement Schedules. We also consent to the references to us under the headings "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Phoenix, Arizona

January 30, 1997